Contact: Christine Taylor

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M & F WORLDWIDE CORP.

REPORTS INCOME FOR 2007 FIRST QUARTER

New York, NY – May 4, 2007 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the first quarter ended March 31, 2007.

Net revenues in the first quarter of 2007 were $191.3 million as compared to $187.2 million in the first quarter of 2006. Operating income in the first quarter of 2007 was $31.5 million as compared to $33.2 million in the first quarter of 2006. Net income in the first quarter of 2007 was $9.4 million as compared to $10.4 million in the first quarter of 2006. Basic earnings per common share were $0.45 in the first quarter of 2007 and $0.53 in the first quarter of 2006. Diluted earnings per common share were $0.44 in the first quarter of 2007 and $0.52 in the first quarter of 2006.

Financial Institution Segment

Net revenues from the Financial Institution segment were $138.2 million in the first quarter of 2007 as compared to $136.6 million in the first quarter of 2006. This was primarily attributable to an increase in revenues for a large client, partially offset by reduced spending from some direct marketing customers. Operating income decreased 8.6% to $20.2 million as compared to $22.1 million in the first quarter of 2006. The decrease in operating income was primarily attributable to additional expense associated with various incentive plans and restructuring expenses, partially offset by cost reductions and a decrease in non-cash expenses related to fair value adjustments to assets recorded as part of the acquisition of Clarke American Corp. in December 2005. Such non-cash expenses related to fair value adjustments to assets as part of the acquisition were $6.5 million and $7.4 million, respectively, for the three months ended March 31, 2007 and March 31, 2006.

Direct to Consumer Segment

Net revenues from the Direct to Consumer segment increased 0.4% to $26.4 million in the first quarter of 2007 as compared to $26.3 million in the first quarter of 2006. This improvement was driven by an increase in revenues per unit, partially offset by a decline in unit volume. Operating income increased to $3.2 million in the first quarter of 2007 as compared to $3.0 million in the first quarter of 2006. This was attributable mainly to decreases in non-cash expenses related to fair value adjustments to assets as part of the acquisition of Clarke American Corp. in December 2005.

Licorice Products Segment

Net revenues from the Licorice Products segment increased by $2.4 million, or 9.9%, to $26.7 million in the first quarter of 2007 from $24.3 million in the first quarter of 2006. This increase was primarily due to an increase in revenues to the worldwide tobacco industry of $0.6 million, an increase in Magnasweet and licorice derivative sales of $0.3 million, an increase in sales to confectionary and other customers of $0.2 million and an increase in sales of raw materials to Mafco Worldwide’s joint venture in China of $1.3 million in the first quarter of 2007 as compared to the first quarter of 2006. Licorice extract sales to tobacco customers increased primarily as a result of increased shipment volumes and the favorable effect of Euro to U.S. dollar exchange rates, partially offset by a decline in sales of non-licorice products. Magnasweet and licorice derivative sales also increased primarily due to an increase in shipment volumes.

Operating income from the Licorice Products segment increased by $1.2 million to $10.3 million in the first quarter of 2007 from $9.1 million in the first quarter of 2006. The increase was primarily attributable to the increase in sales and a decrease in professional fees, partially offset by substantially higher raw materials costs in the first quarter of 2007 as compared to the first quarter of 2006.

Harland Acquisition

As previously announced, on May 1, 2007, M & F Worldwide completed its acquisition of John H. Harland Company (“Harland”) at a price per share of Harland common stock of $52.75, representing an approximate transaction value of $1.7 billion. Upon the completion of the transaction, Harland became a wholly owned subsidiary of Clarke American Corp., subsequently renamed Harland Clarke Holdings Corp. (“Harland Clarke”), which is a wholly owned subsidiary of M & F Worldwide. In connection with the closing of the transaction, Clarke American’s outstanding senior secured credit facility and Harland’s outstanding credit facility were repaid in full. In addition, approximately 99.9% of Clarke American’s 11 3/4% senior notes due 2013 were repaid. The acquisition and debt repayment were funded with new borrowings by Harland Clarke, consisting of a $1.8 billion senior secured term loan and an aggregate $615.0 million principal amount of senior notes due 2015, comprised of $310.0 million principal amount of 9 1/2% senior fixed rate notes and $305.0 million principal amount of senior floating rate notes bearing interest at LIBOR plus 4.75%.

About M & F Worldwide

Until the closing of the acquisition of Harland on May 1, 2007, M & F Worldwide had two business lines operated by Clarke American and Mafco Worldwide. Clarke American provided checks, check-related products and direct marketing services through two segments: the Financial Institution segment, which is focused on financial institution clients and their customers, and the Direct to Consumer segment, which is focused on individual customers. Subsequent to the closing of the acquisition of Harland, Clarke American’s check printing, contact center and direct marketing capabilities are being combined with Harland’s corresponding business and will operate under the name “Harland Clarke.”

As a result of the acquisition of Harland, M & F Worldwide now has four business lines, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment). The software operations of Harland Financial Solutions include core processing, retail and lending solutions as well as maintenance services to financial and other institutions. Scantron is a leading provider of data collection and testing and assessment products sold primarily to the educational, financial institution and commercial markets.

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This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. M & F Worldwide’s actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others (including in the Risk Factors set forth in the Annual Report on Form 10-K of M & F Worldwide filed with the Securities and Exchange Commission on March 9, 2007), the following factors could cause M & F Worldwide’s actual results to differ materially from those expressed in any forward-looking statements made by M & F Worldwide: (a) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (b) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (d) the maturity of the principal industry in which Clarke American and Harland operate and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; (e) consolidation among financial institutions and other adverse changes among the large clients on which Clarke American and Harland depend, resulting in decreased revenues; (f) the ability to retain Clarke American’s and Harland’s clients; (g) the ability to retain Clarke American’s and Harland’s key employees and management; (h) lower than expected cash flow from operations; (i) significant increases in interest rates; (j) unfavorable foreign currency fluctuations; (k) M & F Worldwide’s substantial indebtedness; (l) variations in contemplated brand strategies, business locations, management positions and other business decisions after the closing of the acquisition; (m) our ability to implement any or all components of our business strategy or realize all of our expected cost savings or synergies from the Harland acquisition; and (n) the acquisition of Harland otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Harland Clarke Holdings Corp. servicing its debt obligations. M & F Worldwide assumes no responsibility to update the forward-looking statements contained in this release.

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M & F Worldwide Corp. and Subsidiaries

Consolidated Statements of Income

(in millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenues	$191.3	$187.2
Cost of revenues	115.9	112.6
Gross profit	75.4	74.6
Selling, general and administrative expenses	43.9	41.4
Operating income	31.5	33.2
Interest income	0.8	0.5
Interest expense	(17.1)	(16.7)
Income before income taxes	15.2	17.0
Provision for income taxes	5.8	6.6
Net income	$9.4	$10.4
Earnings per common share:
Basic	$0.45	$0.53
Diluted	$0.44	$0.52

M & F Worldwide Corp. and Subsidiaries

Business Segment Information

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenues
Financial Institution	$138.2	$136.6
Direct to Consumer	26.4	26.3
Licorice Products	26.7	24.3
Corporate	—	—
Operating income (loss)
Financial Institution	$20.2	$22.1
Direct to Consumer	3.2	3.0
Licorice Products	10.3	9.1
Corporate	(2.2)	(1.0)